News

Merisel, Inc. Announces New Loan Agreement with Amalgamated Bank
New York, New York – October 5, 2009 – Merisel, Inc. (OTC: MSEL.pk), a leading provider of visual communications and brand imaging solutions to the consumer products, retail, advertising and entertainment industries, today announced that it has entered into an Amended and Restated Credit Agreement with Amalgamated Bank as lender.  The new loan agreement extends the maturity of the Company’s existing credit facility with Amalgamated to 8/31/11 and modifies certain financial and operational covenants to better support the growth opportunities identified by management.

 “We are pleased to have completed this important new loan agreement and to continue our longstanding relationship with our partner, Amalgamated Bank” stated Donald R. Uzzi, Chief Executive Officer and Chairman of Merisel, Inc.

Additional information on the Amended and Restated Credit Agreement is provided in the Company’s Current Report on Form 8-K filed on October 5, 2009 with the Securities and Exchange Commission.

About Merisel

Merisel, headquartered in New York, N.Y., is a leading visual communications and brand imaging solutions provider to its clients.  Merisel provides a broad portfolio of digital and graphic services to clients in the retail, manufacturing, beverage, cosmetic, advertising, entertainment and consumer packaged goods industries.  These solutions are delivered to clients through its portfolio companies:  ColorEdge, Crush Creative, Comp 24, Dennis Curtin Studios, AdProps, and Fuel Digital.  Merisel has sales offices in New York City, Atlanta, Los Angeles and Portland, Oregon, and production facilities in New York, New Jersey, Atlanta and Los Angeles to ensure the highest quality solutions and services to its clients.  Learn more at www.merisel.com.

Contact:
Victor Cisario
(212) 502-6545
victor.cisario@merisel.com